EXHIBIT 99.1


On June 9, 1998, the Registrant issued the following press release:


                 PYR ENERGY COMPLETES 3-D SEISMIC IN CALIFORNIA

DENVER - PYR Energy Corporation (OTC EBB: PYRX) announced today that it has completed the acquisition of 52 square miles of 3-D seismic data over its Southeast Maricopa 'Stevens' exploration project in the southern San Joaquin Basin of California. Western Geophysical acted as seismic contractor for the data acquisition.

Scott Singdahlsen, president of PYR Energy said, "While we experienced considerable time delays in the seismic acquisition program due to unseasonable El Nino weather patterns in California, we are excited to move to the next phase of our 'Stevens' light oil exploration program at Southeast Maricopa. The 3-D seismic data should allow us to delineate and reduce the risk on the seven exploration leads that have been generated from subsurface and proprietary 2-D seismic data in the project area." PYR has 100% working interest in the Southeast Maricopa project and controls approximately 24,000 acres by lease or option in the play. The Southeast Maricopa exploration area is adjacent to five 'Stevens' fields that have produced in excess of 300 million barrels of oil equivalent. Analysis of 2-D seismic data suggests that the productive sand intervals in the five fields are present within the exploration area and provide analogs for potential traps. PYR anticipates drilling the initial test well at Southeast Maricopa by year-end 1998.

Since commencing exploration activities in August of 1997, PYR Energy has rapidly advanced its exploration projects in the San Joaquin basin to the drilling stage. PYR's first exploration well at East Lost Hills (Mastiff
Prospect) is currently drilling toward an anticipated total depth of 19,000 feet. In PYR's second exploration project at School Road, PYR and its partner have applied for a drilling permit to test the Rainbow Prospect. Commencement of drilling is anticipated to occur within 60 days.

PYR  Energy   Corporation   applies  advanced  3-D  seismic  and  computer-aided
exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

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This  release   contains   forward-looking   statements   regarding  PYR  Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control.